Filed pursuant to Rule 424(b)(5)
No. 333-162689

PROSPECTUS SUPPLEMENT
(To Prospectus dated November 16, 2009)

1,564,945 Shares

CHINA TRANSINFO TECHNOLOGY CORP.

Common Stock

     We are offering 1,564,945 shares of common stock to SAIF Partners III L.P. at an offering price of $6.39 per share.

     Our common stock is listed on the Nasdaq Global Market under the symbol “CTFO.” The last reported sale price of our common stock on the Nasdaq Global Market on February 22, 2010, was $6.87 per share.

     Investing in our common stock involves risks. See “Risk Factors” beginning on page S-12 of this prospectus supplement and on page 2 of the accompanying prospectus.

	Per Share	Total
Offering price and proceeds, before expenses, to China TransInfo Technology Corp.	$6.39	$10,000,000

     We expect to deliver the shares of our common stock to SAIF Partners III L.P. on or about February 24, 2010.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is February 23, 2010

     This prospectus supplement describes the specific terms of the common stock we are offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The prospectus, which accompanies this prospectus supplement, including the documents incorporated by reference therein, provides more general information. Generally, when we refer to this prospectus, we are referring to both the prospectus supplement and the accompanying prospectus combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference therein, on the other hand, you should rely on the information in this prospectus supplement.

     You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus prepared by or on behalf of us, or information to which we have referred. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement is accurate as of any date other than the date on the front of this prospectus supplement.

S-i

SUMMARY

This summary highlights some information from this prospectus supplement and the attached prospectus, and it may not contain all of the information that is important to you. You should read the following summary together with the more detailed information regarding our company and the common stock being sold in this offering, including “Risk Factors” and our consolidated financial statements and related notes, included elsewhere in, or incorporated by reference into, this prospectus.

Conventions

Except where the context otherwise requires and for the purposes of this prospectus only:

  “China TransInfo,” “the Company,” “we,” “us,” and “our” refer to China TransInfo Technology Corp., its subsidiaries, and, in the context of describing our operations and business, and consolidated financial information, include our consolidated variable interest entities, or VIE Entities;

  “China,” “Chinese” and “PRC” refer to the People’s Republic of China and for the purpose of this offering, do not include Hong Kong, Macao and Taiwan;

  “BVI” refers to the British Virgin Islands;

  “SEC” refers to the United States Securities and Exchange Commission;

  “Securities Act” refers to the Securities Act of 1933, as amended;

  “Exchange Act” refers to the Securities Exchange Act of 1934, as amended;

  “RMB” refers to Renminbi, the legal currency of China; and

  “U.S. dollar,” “$” and “US$” refer to the legal currency of the United States.

Overview

We are a leading provider of end-to-end public transportation information technology systems and related comprehensive technology solutions in China. Our goal is to become the largest provider of transportation information products and related comprehensive technology solutions in China, as well as the largest operator and provider of real-time transportation information to consumers in China. Substantially all of our operations are conducted through our VIE Entities that are PRC domestic companies owned principally or completely by our PRC affiliates. Through our VIE Entities, we are involved in developing multiple applications in transportation, digital city, and land and resource filling systems based on Geographic Information Systems, or GIS, technologies which are used to service the public sector.

Corporate Structure

The following chart reflects our current corporate organizational structure:

S-2

Our Competitive Strengths

We believe that the following competitive strengths enable us to compete effectively in China’s transportation information industry:

  Leading-Edge R&D Team - Our research and development team has a strong and extensive technology background and was an early entrant into the three-dimensional Geographic Information System, or GIS, market. The head of our research and development team was the lead engineering architect of the first three-dimensional GIS platform software in China, which won the Chinese Excellence Software Award in 1995.

  R&D Affiliation with Peking University – Through our early alliance with Peking University, we developed a strong and extensive technology background. Under the cooperation agreement between our VIE Entity, Beijing PKU Chinafront High Technology Co., Ltd., or PKU, and Earth and Space College of Peking University, we have access to the university’s GeoSIS Research Lab and its team of over 30 scientists and researchers to support our R&D initiatives. Peking University is a 3% owner of PKU.

  Award Winning Technology - Since inception, we have won nine product awards, including the National Transportation Planning System and Digital City Program award. The awards demonstrate the technological leadership of our Intelligent Transportation System, or ITS, and give customers a sense of security that they are purchasing a quality product.

  Brand Image - We have built a valuable brand image through our track record of successful execution of projects for customers in various sectors. We provide products and services, including value-added services to meet maintenance and technology upgrade requirements, to our governmental and other customers. Our customers include central, provincial and municipal government agencies, construction, real estate development and high-tech companies. We plan to leverage our brand image to obtain new and recurring business.

  Superior Management Team - Three members of our executive management team were among the first GIS software developers in China. Collectively, they have more than 34 years of experience with GIS, and each has been with PKU since its early days. They are complemented by two executives with extensive finance and corporate financial reporting experience.

  Operational and Quality Management - We are ISO9000 certified and conduct internal performance assessments three times per year. Being in close proximity to two of China’s top universities, we have a large pool of qualified candidates to choose from for our hiring needs. We hire our employees based on a rigorous review of their academic and technical skills. We also screen each candidate’s background for potential conflicts of interest and in order to avoid the possible appearance of impropriety in our dealings with government agencies.

Our Growth Strategy

  Our objective is to become the largest provider of transportation information products and related comprehensive technology solutions in China, as well as the largest operator and provider of real-time transportation information to consumers in China. Our strategy to achieve our objectives includes the following key elements:

  Expand geographic footprint to cover all major markets in China - Based on our successful track record and reputation, we believe there are significant opportunities to grow revenues from our existing clients by winning follow-on contracts for subsequent phases of project implementation, and by capitalizing on our first mover advantage and the clients’ exposure to higher cost of switching to other vendors. In addition to our executive offices in Beijing, we have offices established in Shanghai, Chongqing, Taiyuan (Shanxi Province), Chengdu (Sichuan Province), Hangzhou (Zhejiang Province), Huhhot (Inner Mongolia), Urumqi (Xinjiang) and Dalian (Liaoning Province). We currently provide our products and services in over twenty provinces in China. Our long-term plan is to manage our national operations through different offices and identify potential expansion opportunities.

  Strengthen R&D capability to enhance and expand core products and further penetrate customer base – We expect to provide additional value-added services and add-ins to our current platform through continuous research and development, enhancement of our product and service offerings and maintenance of our technological leadership position in our core areas of focus. We believe the continuous refinement of our offerings will make the overall platform more attractive to potential customers.

  Continue to enhance our leadership position in the rapidly growing transportation information technology market – We plan to leverage our strong brand recognition and maintain a high contract bid/win ratio and follow on orders with our transportation information products and services by expanding our sales channels, increasing our product offerings and focusing on customer satisfaction and our other competitive strengths to gain additional market shares.

  Pursue strategic acquisitions to support strong internal growth – We intend to pursue strategic acquisitions to enable our geographic expansion, enhance our technological capabilities or competitive advantages, enrich product and service lines, provide recurring revenue opportunities and propel our expansion into high growth enterprise class markets.

  Leverage existing capabilities – We plan to leverage our GIS-T strength and our VIE Entity with Beijing UNISITS Technology Co., Ltd., or UNISITS, to target our planned expansion into the expressway market. UNISITS is a leader in China’s intelligent transportation systems industry. UNISITS primarily provides traffic engineering E&M (electronic & machinery) systems for expressways in China. Presently, UNISITS provides products and services in over 20 provinces with an accumulated coverage of over 8,000 kilometers of expressways in China. According to the Ministry of Communication of China, China now has the second longest highway network in the world with a total length of approximately 60,300 kilometers in 2008. We intend to leverage UNISITS technology and market channels synergistically with our own in order to cover a larger addressable market. By leveraging UNISITS’ large presence in China’s expressway market with our leadership in the urban transportation market, we expect to better penetrate markets for our current products and services. We also expect that through UNISITS we will gain access to expressways real-time traffic information, allowing us to tap China’s expressway information services market.

  Further penetrate the large China consumer market with new real-time traffic data solutions – We believe the Chinese consumer represents a large growth opportunity for us. China has over 600 million cell phone users and over 129 million motor vehicles. The number of vehicles is expected to continue to grow. As a result, traffic congestion is becoming a serious concern in many Chinese cities. We provide real-time traffic information on our real-time traffic website. Our real-time traffic software for mobile devices is pre-installed in some cell phones and can also be downloaded from our website as well as the website of China’s telecommunication companies. The growth of automobiles in China and 3G build out will enable the Chinese consumer to make more use of its mobile device and applications such as those that provide real-time traffic data.

Our Challenges

In operating our business, we have faced and will continue to face significant challenges. Our ability to successfully operate our business and achieve our goals and strategies is subject to numerous risks as discussed more fully in the section titled “Risk Factors,” of this prospectus supplement and the accompanying prospectus. For example:

  the PRC government may determine that our agreements with the VIE Entities are not in compliance with applicable regulations;

  a significant decline in overall government expenditures or a delay in the payment of our invoices by the PRC government could have a negative impact on our future operating results;

  we may be unable to successfully develop and introduce competitive new products and enhance our existing products;

  evaluating our business and prospects based only on our past results may be difficult;

  we may lose key members of our senior management; and

  we are subject to unexpected changes to China’s political or economic situation or legal environment.

You should carefully read and consider the information set forth in “Risk Factors” beginning on page S-12 of this prospectus supplement and on page 2 of the accompanying prospectus.

Our Products and Services

Our core business is developing the Intelligent Transportation Systems, or ITS, in the transportation sector utilizing GIS application software and technologies. We also develop GIS applications in digital city and land & resource areas. When providing services to customers for GIS application software, some of our customers require us to purchase necessary hardware and provide system integration for them. Our major products and services include:

Transportation Planning Information System

Our transportation planning information system is a software system utilized by traffic management engineers to plan roads and water transportation, safety monitoring and conduct strategic planning. The system facilitates the comprehensive management of different information and data required for traffic planning such as national economic data, road and waterway data and digital mapping data. The system provides planners with information search tools, statistical analysis and models to serve planning and organizing needs.

Pavement Maintenance System

Our pavement maintenance system is a practical business application system developed specifically for pavement data collection and operations management. Based on field data collected by PDA devices and with the support of a backend data center, the system provides multiple functional modules, such as data acquisition, project management, quality management, equipment management, materials management, assessment analysis, business reports and public travel information inquiries. Our pavement maintenance system can quickly identify pavement issues, efficiently process related data, and maintain information in a scientific manner for timely and accurate support. It solves problems arising from the inefficiency of traditional manual operations by allowing complex information from various sources to be easily processed.

Electronic Toll Collection

Electronic Toll Collection, or ETC, is a technology that allows for electronic payment of tolls. An ETC system is able to determine if a car is registered in a toll payment program, alert enforcers of toll payment violations, and debit the participating account. With ETC, these transactions can be performed without the need for vehicles to stop at the toll gate.

Traffic Information Service System

Our Traffic Information Service System is a software system that provides the public with real-time road traffic conditions and related information. The system continuously transmits transportation data gathered from sensory devices and displays the results on an e-map interface. The system also supports web based search and analysis applications.

Taxi Security Monitoring, Commanding and Dispatching Platform

Our Taxi LED GPS Monitoring and Coordinating System is a highly integrated technological system operated with wireless satellite communication. The system can be used to increase safety and oversight in the taxi industry as well as remote supervision and management of public transportation. The system is composed of a GPS monitoring management center, embedded GIS, an information transmitting center and onboard monitoring terminal modules. The system platform provides taxi authorities with basic information such as the location of an accident, incident time and images from within a taxi. The system also allows for better coordination with emergency services.

GIS-T (Transportation) Middleware

Our GIS-T middleware is based on China’s mainstream traffic GIS platform. The user of our middleware can quickly establish its own application systems without significant customizations. This product has strong applicability in traffic information management, model analysis and visual expression. Our product supports efficient integration of various traffic information models and systems.

Traffic Flow Surveying Solutions

We provide transportation management authorities at provincial and municipal levels with traffic flow surveying solutions. These solutions include coil traffic flow detectors, microwave traffic flow detectors and video traffic flow detectors for base stations as well as traffic flow intelligent data centers.

Intelligent Parking System

Our Intelligent Parking System, or IPS, obtains information about available parking spaces, process that information and then presents it to drivers by means of variable message signs. Our system guides drivers in congested areas to the nearest parking facility with available parking spaces and it guides drivers within parking facilities to empty spaces. IPS reduces time and fuel otherwise wasted while searching for empty spaces and helps the parking facilities operate more efficiently.

Red Light Violation Snapshot System

The red light violation snapshot system is used to photograph and record red light violations automatically. The camera captures the violating vehicle, including its license plate number, as it passes through the monitored area. The system also interlinks with a panorama camera to continue photographing the moving vehicle in order to provide comprehensive evidentiary data to authorities.

Intelligent Highway Vehicle Monitoring System

Our highway vehicle monitoring system is used for image snapshot, license plate identification, speed recording, and blacklist database verification of vehicles passing through monitored areas along a given highway. The system consists of a front-end testing unit (camera, video testing module, vehicle tester and LED light) and main control unit (industrial control computer, system management software and communications module). The front-end system uploads images and related data to the command center on real-time basis. The central communications server, database server and PC workstation then analyze and manage the uploaded data. The system can be used for automatic vehicle speed testing. The system also assists with traffic flow testing by providing traffic control authorities with relevant traffic data.

Intelligent Traffic Management Platform

Our intelligent traffic management platform is a comprehensive GIS based traffic management platform specially developed for urban traffic command centers. This platform functions as an interface for all ITS subsystems and is the integral element for our intelligent traffic management system. The intelligent traffic management platform allows for the capture of visual images from monitored roads, provides evidence of traffic violations at monitored intersections and records the number of vehicles passing through major urban entrances and exits, among other things.

Dynamic Traffic Information Service Platform

Our dynamic traffic information service platform collects, processes and distributes traffic information. By utilizing arithmetic models based on moving vehicles, the system provides complete dynamic road traffic flow information. The platform also collects, processes and distributes traffic event information. The system can be used to distribute data through different communication channels, including GPRS, EDGE, CDMA, 3G, RDS-TMC, DAB/DMB, CMMB, Internet and call centers. Our platform captures dynamic traffic information that then can be used for in-car GPS equipment, personal navigation devices (PND), intelligent handsets (Windows Mobile/S60/KJAVA), UMPC, Internet and other terminals.

Intelligent Public Transport System

Our intelligent bus traffic system inserts information technology into traditional bus traffic systems. Our system optimizes bus traffic routes and helps to improve service levels and management of urban bus traffic. The objective of our intelligent bus system is to realize efficiency in urban public transportation systems and to ensure the safe operation of bus systems while increasing the quality of bus transportation.

Palmcity Navigation Engine

Our PlamCity Explore Navigation Engine is an Internet and mobile application based open navigation system, which integrates mapping and navigation into Windows CE (Windows Mobile) and Internet applications. By integrating map data, point of interest data storage and management, navigation application development and navigation application framework, PalmCity Explorer Navigation Engine helps navigation application developers and navigation system manufacturers develop unique products and services.

Comprehensive Location Based Service Platform

Our comprehensive location based service platform is a comprehensive transportation information service platform based on GIS, GPS, ITS and communication technologies. By integrating the latest e-maps of China, highway and city road information, vacant parking spaces, environment and weather information, the system enables real-time traffic information, collection, transmission and reporting so as to provide navigation, bus transfers, real-time road conditions and location search tools.

TransPLE Passenger Flow Statistic, Detecting, and Analysis System

Our TransPLE Distributed Multi-Sensors Fusion Based Passenger Flow Statistic, Detecting and Analysis System mainly consists of one to eight laser scanners, cameras and statistic, detecting and analysis hosts. It can accurately detect and track passenger flow with multi-modal sensor networks composed by laser scanners and cameras. This product is often used by the government agencies to optimize the pedestrian flow configurations in transportation centers such as bus station, metro station, railway station and airports and to promote public safety through crowd control, emergency response and anti-terrorism activities.

Digital City

We provide a full range digital services to many cities in China using a Plan-Construct-Operate model. We analyze different requirements of different regions or cities and design specific information technology systems and digital construction based on a city’s unique requirements. Our typical clients in this product category are local governments, public service departments and enterprises.

2-D and 3-D GIS

We provide software platforms that utilize two-dimensional GIS. Two-dimensional GIS defines and presents special data utilizing an “X” and “Y” axis. Beginning in the 1960s, two-dimensional GIS was widely applied in a variety of sectors, including land management, power, telecommunications and city planning. We also provide software platforms that utilize three-dimensional GIS. Three-dimensional GIS defines and presents special data utilizing an “X”, “Y” and “Z” axis. Compared with two-dimensional GIS, three-dimensional GIS defines special data in a more accurate manner, and can present both the plane and the vertical spatial relation. Moreover, three-dimension GIS can present and analyze more complicated spatial objectives than Computer Aided Design (CAD) and other visualized software. Three-dimensional GIS is better suited for exploration, resource assessment, disaster warning, and production management. It is widely applied in many sectors such as in natural resources, including mineral resources and water resources, and geology.

Principal Executive Offices

Our principal executive offices are located at 9th Floor, Vision Building, No. 39 Xueyuanlu, Haidian District, Beijing, China 100191. Our telephone number is (86) 10-51691999. We maintain a website at www.chinatransinfo.com that contains information about us, but that information is not a part of this prospectus.

The Offering

Common stock offered by us	1,564,945 shares

Common stock outstanding after the offering	24,070,638 shares (1)

Offering price	$6.39 per share

Use of proceeds

We intend to use the net proceeds for general corporate purposes, which may include, among other things: acquisitions; working capital; capital expenditures; research and development expenditures; investments; and repayment of debt. See “Use of Proceeds” on page S-17.

Risk factors

Before investing in our common stock, you should carefully read and consider the information set forth in the section entitled “Risk Factors,” and any additional risks  described in the documents we incorporate by reference.

Nasdaq Global Market symbol	CTFO

Transfer agent and registrar	Interwest Transfer Company, Inc.

(1) The number of shares of our common stock to be outstanding immediately after this offering is based on 22,505,693 shares of our common stock outstanding as of February 22, 2010, and excludes:

  5,555 shares of our common stock issuable upon the exercise of warrants at an exercise price of $1.80 per share;

  50,000 restricted shares of our common stock to be issuable pursuant to our 2009 Equity Incentive Plan; and

  1,875,600 shares of our common stock issuable pursuant to our 2009 Equity Incentive Plan upon the exercise of stock options outstanding as of February 22, 2010.

Summary Consolidated Financial Information
(in thousands, except per share data)

     The following tables set forth our summary consolidated financial data as of and for the years ended December 31, 2008 and 2007, as well as summary consolidated financial data as of and for the nine months ended September 30, 2009 and 2008. The summary consolidated financial data set forth below has been derived from our audited consolidated financial statements and related notes thereto where applicable for the respective fiscal years. The summary consolidated financial data as of and for the nine months ended September 30, 2009 and 2008, were derived from our unaudited condensed consolidated financial statements and related notes thereto. The summary consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as our consolidated financial statements and notes thereto contained in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, which are incorporated by reference into this prospectus supplement. These historical results are not necessarily indicative of the results to be expected in the future. The results of China TranWiseway Information Technology Co., Ltd., Dalian Dajian Zhitong Information Service Ltd., Shanghai Yootu Information Technology Co., Ltd. and Beijing UNISITS Technology Co. Ltd. are included from the respective dates of acquisition of May 22, 2008, September 16, 2008, October 1, 2008 and September 8, 2009, respectively.

	For the Years Ended December 31,		For the Nine Months Ended September 30,
	2008	2007	2009	2008
			(unaudited)
Statements of Income Data:
Revenues	$29,370	$11,865	$35,257	$18,686
Cost of revenues	12,867	5,612	19,897	8,258
Gross Profit	16,503	6,252	15,360	10,428
Operating expenses	5,082	1,401	6,798	3,086
Income from operations	11,422	4,851	8,562	7,342
Other income (expense):

Interest income	69	60	51	51

Interest expense	(135)	(14)	(132)	(76)

Subsidy income	530	146	308	306

Decrease in fair value of warrant liability	-	64	-	-

Other income - net	32	160	59	-

Total other income (expense)	496	417	287	281

Net income before income taxes and minority interest	11,918	5,268	8,849	7,622

Income tax expenses:
Current	5	-	110	-
Deferred	58	451	-	50

Total income tax expense	63	451	110	50

Minority interest	(764)	(397)	(516)	(602)

Net income	11,090	4,421	8,224	6,791

Translation adjustments	1,613	672	(389)	1,376

Comprehensive income	$12,703	$5,093	$8,351	$8,948

Statements of Cash Flow Data:

Net cash provided by (used in) operating activities	$2,512	$86	$(2,371)	$1,319

Net cash provided by (used in) investing activities	(10,402)	4,252	6,495	(5,375)

Net cash provided by financing activities	16,871	1,049	1,239	16,007

Effect of foreign currency exchange translation	314	134	(360)	295
S-10

	As of December 31,		As of September 30,
	2008	2007	2009
			(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$16,122	$6,842	$21,126
Accounts receivable, net	7,736	4,247	15,313
Cost and estimated earnings in excess of billings on uncompleted contracts	11,912	2,660	28,067
Property and equipment, net	9,874	3,575	9,786
Total assets	58,690	21,445	117,623
Total current liabilities	11,073	1,094	47,358
Total China TransInfo stockholders’ equity	$46,151	$19,696	$54,262

S-11

RISK FACTORS

Before you invest in our common stock, you should carefully consider the risk factors specified below, those risk factors set forth in the accompanying prospectus, our annual report on Form 10-K for the year ended December 31, 2008 and our quarterly reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009, together with all of the other information and documents included or incorporated by reference in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein or therein, in evaluating an investment in our common stock. If any of the risks discussed below, in the accompanying prospectus, our annual report on Form 10-K for the year ended December 31, 2008, or in any document incorporated by reference into this prospectus supplement, or the accompanying prospectus were actually to occur, our business, financial condition, results of operations, or cash flow could be materially adversely affected. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

Risks Related to Our Business

We are highly dependent on the ITS, industry which is characterized by rapid technological change.

Our financial performance is dependent upon the continuing growth of the ITS industry which has historically been characterized by rapid technological change, evolving industry standards and changing customer needs. We cannot guarantee that we will be able to continue to anticipate and respond to future industry demands in a timely manner. New services or technologies may render our existing services or technologies less competitive or even obsolete. If we fail to anticipate and respond to technological advancements and developments in the ITS industry in the future in a timely manner, our results of operations may be materially and adversely affected. We are also subject to the risks generally associated with new technology introductions and applications, including the lack of market acceptance, delays in new application development and failure of applications to operate properly.

The discontinuation or reduction of any preferential tax treatments currently available to us in the PRC may have a negative impact on our results of operations.

Our PRC companies, including the PRC subsidiary and VIE Entities, are subject to PRC income tax. Under the new corporate income tax law effective January 1, 2008, both foreign-invested enterprises and domestic enterprises are subject to a unified 25% income tax rate. Several of our VIE Entities, including Beijing PKU Chinafront High Technology Co., Ltd, China TranWiseway Information Technology Co., Ltd., Shanghai Yootu Information Technology Co., Ltd., Beijing UNISITS Technology Co. Ltd., Beijing Tian Hao Ding Xin Science and Technology Co, Ltd. and Beijing Zhangcheng Science & Technology Co, Ltd., currently enjoy certain reduced income tax rates or income tax exemption. For the nine months ended September 30, 2009 and the two years ended December 31, 2008 and 2007, our effective tax rate was 1.2%, 0.6% and 9.2%, respectively. If there is any discontinuation or reduction of the existing preferential tax treatments, our business, financial condition and results of operations could be materially and adversely affected.

We have experienced significant growth in the past, and we may not be able to maintain such growth in the future.

During the past years, we significantly increased the scope of our operations and increased our revenues from $11.9 million in 2007 to $29.4 million in 2008, and to $35.3 million for the nine months ended September 30, 2009. Part of this growth was due to the acquisition of certain PRC companies, which made material contributions to our overall revenues and profits during the relevant period. Our growth may not be sustained in the future if we do not continue to expand the scope of our operations. In addition, contributions to our rapid growth by acquisitions may not be sustainable in the future to the extent that we are not able to identify and execute suitable acquisitions. The expansion of our business has, and will continue to, put pressure on our managerial, financial, operational and other resources. We also need to enhance financial and quality controls and recruit and train additional staff in order to keep pace with our growth. We may need to increase employee compensation levels in order to retain our existing executives and staff and attract the additional personnel we expect we may require. We cannot assure you that we will be able to manage our future expansion effectively. If we are unable to effectively manage our expanding operations and control increasing labor costs, our profitability may be materially and adversely affected.

We face risks associated with potential acquisitions, investments, strategic partnership or other ventures.

For expansion purposes, we may acquire or make investments in complementary businesses, facilities or services or products, or enter into strategic partnerships with parties who can provide access to such assets, if appropriate opportunities arise. We may not be able to identify suitable acquisition, investment or strategic partnership candidates, which may place us at a disadvantage if our competitors are able to grow their market share through acquisitions. If we do identify suitable candidates, we may not be able to obtain necessary funding or be able to complete those transactions on commercially acceptable terms or at all. If we acquire another company, we may have difficulty in integrating that company’s personnel, products and operations. In addition, the key personnel of the acquired company may decline to work for us. These difficulties could disrupt our ongoing business, distract our management and employees and increase our expenses.

We may be exposed to potential risks relating to our internal control over financial reporting and our independent auditors may not attest to the effectiveness of our internal control.

To implement Section 404 of the Sarbanes-Oxley Act of 2002, the SEC adopted rules requiring public companies to include a report of management on the company’s internal control over financial reporting in their annual reports on Form 10-K. In addition, the independent registered public accounting firm auditing a public company’s financial statements must also attest to the effectiveness of the company’s internal controls. Under current law, we are subject to the requirement that we maintain internal controls and that management perform periodic evaluation of the effectiveness of the internal controls, although the auditor attestation is not required until our annual report for the fiscal year ending December 31, 2010. A report of our management was included under Item 9A(T) of our Annual Report on Form 10-K for fiscal 2008, filed on March 25, 2009. Our management has concluded that our internal control over financial reporting was effective for the period covered by such Annual Report. However, in the future, our management may conclude that our internal controls over financial reporting are not effective, or our independent registered public accounting firm may issue an adverse opinion on our internal controls over financial reporting, if one or more material weaknesses are identified. In the event we identify significant deficiencies or material weaknesses in our internal controls that we cannot remediate in a timely manner or we are unable to receive a positive attestation from our independent auditors with respect to our internal controls, investors and others may lose confidence in the reliability of our financial statements.

We do not carry any business interruption insurance, product liability or recall insurance or third-party liability insurance.

Operation of our business and facilities involves many risks, including equipment failures, natural disasters, industrial accidents, labor disturbances, business interruptions, property damage, and product liability. We do not carry any business interruption insurance or third-party liability insurance for our business to cover claims in respect of product liability, personal injury or property damage arising from accidents on our property or relating to our operations. As a result, we may be required to pay for financial and other losses, damages and liabilities, including those caused by natural disasters and other events beyond our control, out of our own funds, which could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Doing Business in China

Dividends payable to us by our PRC subsidiary may be subject to PRC withholding taxes, we may be subject to PRC taxation on our worldwide income, and dividends distributed to our non-PRC investors may be subject to PRC withholding taxes under the PRC Enterprise Income Tax Law.

As a result of our holding company structure, we rely substantially on dividend payments from our indirect PRC subsidiary, Oriental Intra-Asia Entertainment (China) Limited, or Oriental, after it receives payments from our VIE Entities under various services and other arrangement. Under the PRC tax laws effective prior to January 1, 2008, dividends paid to foreign investors by foreign-invested enterprises, such as dividends paid to us by Oriental, were exempt from PRC withholding tax. Under the PRC Enterprise Income Tax Law and its implementation rules effective on January 1, 2008, all domestic and foreign-invested companies in China are subject to a uniform enterprise income tax at the rate of 25% and dividends from a PRC subsidiary to its foreign parent company are subject to a withholding tax at the rate of 10%, unless such foreign parent company’s jurisdiction of incorporation has a tax treaty with China that provides for a reduced rate of withholding tax, or the tax is otherwise exempted or reduced pursuant to the PRC tax laws.

Under the PRC Enterprise Income Tax Law, enterprises organized under the laws of jurisdictions outside China with their “de facto management bodies” located within China are considered PRC resident enterprises and therefore be subject to PRC enterprise income tax at the rate of 25% on their worldwide income. Under the implementation rules of the PRC Enterprise Income Tax Law, “de facto management bodies” is defined as the bodies that have material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and treasury, and acquisition and disposition of properties and other assets of an enterprise. In addition, a recent circular issued by the State Administration of Taxation on April 22, 2009 provides that a foreign enterprise controlled by a PRC company or a PRC company group will be classified as a “resident enterprise” with its “de facto management bodies” located within China if the following requirements are satisfied: (i) the senior management and core management departments in charge of its daily operations function mainly in the PRC; (ii) its financial and human resources decisions are subject to determination or approval by persons or bodies in the PRC; (iii) its major assets, accounting books, company seals, and minutes and files of its board and stockholders’ meetings are located or kept in the PRC; and (iv) more than half of the enterprise’s directors or senior management with voting rights reside in the PRC.

The PRC Enterprise Income Tax Law and its implementation rules are relatively new and ambiguities exist with respect to the interpretation of the provisions relating to resident enterprise issues. Although our offshore holding companies are not controlled by any PRC company or company group, we cannot assure you that we will not be deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law and its implementation rules. If we are deemed to be a PRC resident enterprise, we will be subject to PRC enterprise income tax at the rate of 25% on our worldwide income. In that case, however, dividend income we receive from Oriental may be exempt from PRC enterprise income tax because the PRC Enterprise Income Tax Law and its implementation rules generally provide that dividends received by a PRC resident enterprise from its directly invested entity that is also a PRC resident enterprise is exempt from enterprise income tax. However, as there is still uncertainty as to how the PRC Enterprise Income Tax Law and its implementation rules will be interpreted and implemented, we cannot assure you that we are eligible for such PRC enterprise income tax exemptions or reductions.

In addition, the PRC Enterprise Income Tax Law and its implementation rules are relatively new and ambiguities exist with respect to the interpretation of the provisions relating to identification of PRC-sourced income. If we are deemed to be a PRC resident enterprise, dividends distributed to our non-PRC entity investors by us, or the gain our non-PRC entity investors may realize from the transfer of our ordinary shares, may be treated as PRC-sourced income and therefore be subject to a 10% PRC withholding tax pursuant to the PRC Enterprise Income Tax Law.

If we became a PRC resident enterprise under the new PRC tax system and received income other than dividends, our profitability and cash flows would be adversely affected due to our worldwide income being taxed in China under the PRC Enterprise Income Tax Law. Additionally, we would incur an incremental PRC dividend withholding tax cost if we distributed our profits to our ultimate stockholders. There is however not necessarily an incremental PRC dividend withholding tax on the piece of the profits distributed from our PRC subsidiaries, since they would have been subject to PRC dividend withholding tax even if we were not a PRC tax resident.

Our holding company structure may restrict our ability to receive dividends from, or transfer funds to, our PRC subsidiary and our VIE Entities, which could restrict our ability to act in response to changing market conditions and reallocate funds among our Chinese entities timely.

We are a holding company and conduct substantially all of our operations through our PRC subsidiary and VIE Entities. Any funds we transfer to our PRC subsidiary and VIE Entities, either as a loan or as an increase in registered capital, is subject to registration or approval of PRC governmental authorities, including the relevant administration of foreign exchange and/or the relevant examining and approval authority. Our PRC subsidiary and VIE Entities are prohibited by PRC law to directly lend money to each other. These limitations on the free flow of funds between us and our PRC companies could restrict our ability to act in response to changing market conditions and reallocate funds among our PRC companies on a timely basis. Moreover, according to a circular jointly issued by the Ministry of Finance and the State Administration of Taxation on September 19, 2008, the debt-to-equity ratio of a non-financial institution may not exceed 2:1 unless the shareholder loan in question can meet certain conditions. Although there is uncertainty at this time as to how the circular will be interpreted and implemented, such circular may have a negative impact on our PRC subsidiary’s abilities to obtain loans from its shareholders.

We may be subject to fines and legal sanctions if we or our Chinese employees fail to comply with PRC regulations relating to employee stock options granted by overseas listed companies to PRC citizens.

On December 25, 2006, the People’s Bank of China issued the Administrative Measures on Individual Foreign Exchange Control, and its Implementation Rules were issued by the State Administration of Foreign Exchange, or SAFE, on January 5, 2007. Both took effect on February 1, 2007. Under these regulations, all foreign exchange matters involved in an employee stock holding plan, stock option plan or similar plan of an overseas publicly-listed company in which PRC citizens’ participation requires approval from the SAFE or its authorized branch. On March 28, 2007, the SAFE issued the Application Procedure for Foreign Exchange Administration for Domestic Individuals Participating in Employee Stock Holding Plans or Stock Option Plans of Overseas Listed Companies, or Notice 78. Under Notice 78, PRC individuals who participate in an employee stock option holding plan or a stock option plan of an overseas listed company are required, through a PRC domestic agent or PRC subsidiary of the overseas listed company, to register with the SAFE and complete certain other procedures. We and our Chinese employees who have been granted restricted shares or stock options pursuant to the China TransInfo Technology Corp. Equity Incentive Plan 2009, or the Plan, are subject to Notice 78. However, in practice, there are significant uncertainties with regard to the interpretation and implementation of Notice 78. We are committed to complying with the requirements of Notice 78. However, we cannot provide any assurance that we or our Chinese employees will be able to qualify for or obtain any registration required by Notice 78. In particular, if we and/or our Chinese employees fail to comply with the provisions of Notice 78, we and/or our Chinese employees may be subject to fines and legal sanctions imposed by the SAFE or other PRC government authorities, as a result of which our business operations and the implementation of the Plan could be materially and adversely affected.

SAFE rules and regulations may limit our ability to convert and transfer the net proceeds from this offering to our VIE Entities in the PRC, which may adversely affect the business expansion of our VIE Entities, and we may not be able to convert the net proceeds from this offering into RMB to invest in or acquire any other PRC companies or establish other VIE Entities in the PRC.

On August 29, 2008, SAFE promulgated Circular 142, a notice regulating the conversion by a foreign-invested company of foreign currency into RMB by restricting how the converted RMB may be used. The notice requires that the registered capital of a foreign-invested company settled in RMB converted from foreign currencies may only be used for purposes within the business scope approved by the applicable governmental authority and may not be used for equity investments within the PRC. In addition, SAFE strengthened its oversight of the flow and use of the registered capital of a foreign-invested company settled in RMB converted from foreign currencies. The use of such RMB capital may not be changed without SAFE’s approval, and may not in any case be used to repay RMB loans if the proceeds of such loans have not been used. Violations of Circular 142 will result in severe penalties, such as heavy fines. As a result, Circular 142 may significantly limit our ability to transfer the net proceeds from this offering to our VIE Entities through our subsidiary in the PRC, which may adversely affect the business expansion of our VIE Entities, and we may not be able to convert the net proceeds from this offering into RMB to invest in or acquire any other PRC companies, or establish other VIE Entities in the PRC.

Risks Related to this Offering

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

We have not designated the amount of net proceeds from this offering to be used for any particular purpose. Accordingly, our management will have broad discretion as to the application of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not increase our profitability or market value.

The market price of our stock may be affected by low volume.

Our common stock has a relatively low average daily volume. The average daily trading volume during the 90-day period preceding February 22, 2010 was approximately 0.25 million shares. Without a significantly larger average trading volume, our common stock will be less liquid than the common stock of companies with higher trading volume, as a result, the trading prices for our common stock may be more volatile.

We do not intend to pay dividends on shares of our common stock for the foreseeable future.

We have never declared or paid any cash dividends on shares of our common stock. We intend to retain any future earnings to fund the operation and expansion of our business and, therefore, we do not anticipate paying cash dividends on shares of our common stock in the foreseeable future.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein or therein, and other written reports and oral statements made by us from time to time, may contain or incorporate “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of Exchange Act. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases like “anticipate,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “target,” “expects,” “management believes,” “we believe,” “we intend,” “we may,” “we will,” “we should,” “we seek,” “we plan,” the negative of those terms, and similar words or phrases. We base these forward-looking statements on our expectations, assumptions, estimates and projections about our business and the industry in which we operate as of the respective date or dates of or specified in the documents, written reports, and oral statements that contain such statements. These forward-looking statements are subject to a number of risks and uncertainties that cannot be predicted, quantified or controlled and that could cause actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Statements in this prospectus supplement, the accompanying prospectus, and in documents incorporated herein and therein, including those set forth below in “Risk Factors,” describe factors, among others, that could contribute to or cause these differences.

Because the factors discussed in this prospectus supplement, the accompanying prospectus, or incorporated by reference herein or therein could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events except as required by applicable law. New factors emerge from time to time, and it is not possible for us to predict which factor will occur. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS

We will receive approximately $9.4 million in net proceeds from this offering, after deducting offering expenses.

We expect to use the net proceeds for general corporate purposes, which may include, among other things: repayment of debt, acquisitions; working capital; capital expenditures; research and development expenditures and investments.

The precise amount and timing of the application of such proceeds will depend upon our funding requirements and the availability and cost of other capital. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

PRICE RANGE OF COMMON STOCK

Prior to July 31, 2008, our common stock were quoted on the Over-the-Counter Bulletin Board under the symbol “CTFO.OB.” On July 31, 2008, our common stock was listed on the Nasdaq Capital Market under the symbol “CTFO.” Effective July 17, 2009, our common stock started trading on the Nasdaq Global Market.

The following table sets forth, for the quarters indicated, the range of closing high and low bid prices of our common stock as reported by the Over-the-Counter Bulletin Board and the quarterly high and low closing sale prices as reported by Nasdaq, as applicable. These prices reported by the Over-the-Counter Bulletin Board do not include retail markup, markdown or commission and may not represent actual transactions.

	Closing Prices(1)
	High	Low

Year Ended December 31, 2010
First Quarter (through February 22, 2010)	9.72	6.33

Year Ended December 31, 2009
First Quarter	$3.44	$2.47
Second Quarter	$5.36	$2.88
Third Quarter	$9.46	$4.19
Fourth Quarter	$12.00	$6.97

Year Ended December 31, 2008
First Quarter	$8.30	$6.10
Second Quarter	$7.07	$5.55
Third Quarter	$6.40	$4.25
Fourth Quarter	$4.05	$3.05
______________________
(1)	The above table sets forth the range of high and low closing prices per share of our common stock as reported by www.quotemedia.com for the periods indicated.

The last reported sales price of our common stock on the Nasdaq Global Market on February 22, 2010 was $6.87. As of February 22, 2010, there were 22,505,693 shares of our common stock issued and outstanding and approximately 110 stockholders of record of our common stock. Certain of our shares are held in “nominee” or “street” name; accordingly we believe the number of beneficial owners is greater than the foregoing number.

DIVIDEND POLICY

We have never declared or paid a cash dividend. Any future decisions regarding dividends will be made by our board of directors. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Our board of directors has complete discretion on whether to pay dividends, subject to the approval of our stockholders. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

PLAN OF DISTRIBUTION

We are offering 1,564,945 shares of our common stock to SAIF Partners III L.P. at a price of $6.39 per share pursuant to a securities purchase agreement entered into between us and SAIF Partners III L.P. on February 21, 2010. A copy of the securities purchase agreement is included as an exhibit to our Current Report on Form 8-K that will be filed with the SEC in connection with this offering on or about February 23, 2010.

The securities purchase agreement provides that the obligations of the purchaser are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain documents and materials from us.

We negotiated the price for the common stock offered in this offering with SAIF Partners III L.P. The factors considered in determining the price included the recent market price of our common stock, the general condition of the securities market at the time of this offering, the history of, and the prospects for, the industry in which we compete, our past and present operations, and our prospects for future revenues.

We currently anticipate that closing of the sale of the shares of common stock will take place on or before February 24, 2010. On the closing date, we will issue the shares of common stock to SAIF Partners III L.P. and we will receive funds in the amount of the aggregate purchase price. The expenses directly related to this offering are estimated to be approximately $0.60 million and will be paid by us. Expenses of the offering may include our legal and accounting fees, printing expenses, transfer agent fees and various other expenses and fees. After deducting such estimated offering expenses, we expect that the net proceeds to us from this offering will be approximately $9.40 million. We are not offering the shares of common stock under this prospectus supplement through a placement agent, underwriter or securities broker or dealer.

The transfer agent for our common stock is Interwest Transfer Company, Inc.

Our common stock is traded on the NASDAQ Global Market under the symbol “CTFO.”

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Holland & Hart LLP, Reno, Nevada.

EXPERTS

The consolidated financial statements of China TransInfo Technology Corp. and its subsidiaries incorporated in this prospectus supplement by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 have been audited by Simon & Edward, LLP, an independent registered public accounting firm, as stated in their report, which is incorporated by reference herein and is included in reliance upon such report given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy materials that we have filed with the SEC at the following SEC public reference room:

100 F. Street N.E.
Room 1580
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

The SEC also maintains an internet website, at http://www.sec.gov, that contains our filed reports, proxy and information statements and other information that we file electronically with the SEC. Additionally, we make these filings available, free of charge, on our website at www.chinatransinfo.com as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information on our website, other than these filings, is not, and should not be, considered part of this prospectus supplement and is not incorporated by reference into this document.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement the information that we have filed with the SEC, which means that we can disclose important information to you by referring you to those documents. Any information that we file subsequently with the SEC will automatically update this prospectus supplement. We incorporate by reference into this prospectus supplement the information contained in the documents listed below, which is considered to be a part of this prospectus supplement:

  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed March 25, 2009, as amended by the Form 10-K/A filed on December 28, 2009;

  Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009, filed on May 12, 2009;

  Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2009, filed on August 13, 2009;

  Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2009 filed on November 13, 2009, as amended by the Form 10-Q/A filed on December 28, 2009;

  Our Current Report on Form 8-K, filed with the SEC on February 6, 2009;

  Our Current Report on Form 8-K, filed with the SEC on June 3, 2009;

  Our Current Report on Form 8-K, filed with the SEC on September 14, 2009;

  Our Current Report on Form 8-K, filed with the SEC on November 30, 2009; and

  The description of our common stock, $0.001 par value per share, contained in our Registration Statement on Form 8-A, filed on July 24, 2008 pursuant to Section 12(b) of the Exchange Act.

All documents that we file after the date of this prospectus supplement pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering, are incorporated by reference into this prospectus supplement and will automatically update information in this prospectus supplement; provided, however, that notwithstanding the forgoing, unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus supplement. The information contained in any such filing will be deemed to be a part of this prospectus supplement, commencing on the date on which the document is filed.

You may request a copy of these reports, which we will provide to you at no cost, by writing or calling us at our mailing address and telephone number: China TransInfo Technology Corp., 9th Floor, Vision Building, No. 39 Xueyuanlu, Haidian District, Beijing, China 100191, Attn: Investor Relations, telephone: (86) 10-51691657.

PROSPECTUS

$50,000,000

CHINA TRANSINFO TECHNOLOGY CORP.

Common Stock
Preferred Stock
Debt Securities
Warrants
Units

We may offer, issue and sell from time to time our common stock, preferred stock, debt securities, warrants or units up to $50,000,000 or its equivalent in any other currency, currency units, or composite currency or currencies in one or more issuances. We may offer and sell the securities separately, together or as units, in separate classes or series, in amounts, at prices and on terms to be determined at the time of sale. This prospectus provides a general description of offerings of these securities that we may undertake.

Each time we sell our securities pursuant to this prospectus, we will provide the specific terms of such offering in a supplement to this prospectus. The prospectus supplement may also add, update, or change information contained in this prospectus. You should read this prospectus and the accompanying prospectus supplement, together with additional information described under the heading “Where You Can Find More Information” and “Information Incorporated by Reference,” before you make your investment decision.

This prospectus may not be used to offer or sell our securities unless accompanied by a prospectus supplement. The information contained or incorporated in this prospectus or in any prospectus supplement is accurate only as of the date of this prospectus, or such prospectus supplement, as applicable, regardless of the time of delivery of this prospectus or any sale of our securities.

Our common stock is listed on the NASDAQ Global Market under the symbol “CTFO”. On November 13, 2009, the last reported per share sale price of our common stock was $9.24.

We may offer securities through underwriting syndicates managed or co-managed by one or more underwriters, through agents, or directly to purchasers. The prospectus supplement for each offering of securities will describe the plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus.

See the “Risk Factors” section of our filings with the SEC and the applicable prospectus supplement for certain risks that you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 16, 2009

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	1

USE OF TERMS	1

CHINA TRANSINFO TECHNOLOGY CORP.	1

RISK FACTORS	2

FORWARD-LOOKING STATEMENTS	2

USE OF PROCEEDS	3

RATIOS OF EARNINGS TO FIXED CHARGES	3

DESCRIPTION OF CAPITAL STOCK	3

DESCRIPTION OF WARRANTS	7

DESCRIPTION OF DEBT SECURITIES	8

DESCRIPTION OF UNITS	17

PLAN OF DISTRIBUTION	17

LEGAL MATTERS	19

EXPERTS	19

WHERE YOU CAN FIND MORE INFORMATION	19

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	19

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may sell our securities described in this prospectus in one or more offerings up to a total dollar amount of $50,000,000. Each time we offer our securities, we will provide you with a supplement to this prospectus that will describe the specific amounts, prices and terms of the securities we offer. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus, together with applicable prospectus supplements and the documents incorporated by reference in this prospectus and any prospectus supplements, includes all material information relating to this offering. Please read carefully both this prospectus and any prospectus supplement together with additional information described below under “Where You Can Find More Information” and “Information Incorporated by Reference.”

You should rely only on the information contained in or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of securities described in this prospectus. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the SEC and incorporated by reference, is accurate as of the date on the front of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus may not be used to consummate a sale of our securities unless it is accompanied by a prospectus supplement.

USE OF TERMS

Except as otherwise indicated by the context, all references in this prospectus to (i) “China TransInfo,” “we,” “us,” “our,” “our Company,” or “the Company” are to China TransInfo Technology Corp., a Nevada corporation, and its consolidated subsidiaries and variable interest entities; (ii) “Securities Act” are to the Securities Act of 1933, as amended; (iii) “Exchange Act” means the Securities Exchange Act of 1934, as amended; and (iv) “China” and “PRC” are to the People’s Republic of China.

CHINA TRANSINFO TECHNOLOGY CORP.

We are a leading provider of public transportation information systems technology and comprehensive solutions in China. Our goal is to become the largest transportation information product and comprehensive solutions provider, as well as the largest integrated transportation information platform and commuter traffic media platform builder and operator in China. Substantially all of our operations are conducted through our variable interest entities that are PRC domestic companies owned principally or completely by our PRC affiliates. Through our variable interest entities, we are involved in developing multiple applications in transportation, digital city, and land and resource filling system based on Geographic Information Systems, or GIS, technologies which is used to service the public sector.

Our main focus is on providing transportation solutions. Our products and services include:

  Transportation Planning Information System,

  Pavement Maintenance System,

  Electronic toll collection, or ETC,

  Traffic Information Service System,

  Taxi Security Monitoring, Commanding and Dispatching Platform,

  GIS-T (Transportation) Middleware,

  Traffic Flow Surveying Systems,

  Intelligent Parking System,

  Red Light Violation Snapshot System,

  Intelligent Highway Vehicle Monitoring System,

  Intelligent Public Transport System,

  Palmcity Navigation Engine,

  Comprehensive Location Based Service Platform,

  Digital City, and

  2-D and 3-D GIS.

We also offer full range solutions for transportation oriented GIS, or GIS-T, covering transportation planning, design, construction, maintenance and operation.

Our principal executive offices are located at 07 Floor E-Wing Center, No.113 Zhichunlu, Haidian District, Beijing, China 100086. Our telephone number is (86) 10-82671299. We maintain a website at www.chinatransinfo.com that contains information about us, but that information is not a part of this prospectus.

RISK FACTORS

An investment in our securities involves a high degree of risk. We operate in a highly competitive environment in which there are numerous factors which can influence our business, financial position or results of operations and which can also cause the market value of our common stock to decline. Many of these factors are beyond our control and therefore, are difficult to predict. Prior to making a decision about investing in our securities, you should carefully consider the risk factors contained in the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K and in any applicable prospectus supplement and our other filings with the SEC and incorporated by reference in this prospectus, together with all of the other information contained in this prospectus, or any applicable prospectus supplement. That section discusses what we believe to be the principal risks that could affect us, our business or our industry, and which could result in a material adverse impact on our financial results or cause the market price of our common stock to fluctuate or decline. However, there may be additional risks and uncertainties not currently known to us or that we presently deem immaterial that could also affect our business operations and the market value of our common stock.

FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases like “anticipate,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “target,” “expects,” “management believes,” “we believe,” “we intend,” “we may,” “we will,” “we should,” “we seek,” “we plan,” the negative of those terms, and similar words or phrases. We base these forward-looking statements on our expectations, assumptions, estimates and projections about our business and the industry in which we operate as of the date of this prospectus. These forward-looking statements are subject to a number of risks and uncertainties that cannot be predicted, quantified or controlled and that could cause actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Statements in this prospectus, and in documents incorporated into this prospectus, including those set forth in “Risk Factors,” describe factors, among others, that could contribute to or cause these differences.

Because the factors discussed in this prospectus or incorporated by reference could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS

Unless specified otherwise in the applicable prospectus supplement, we expect to use the net proceeds we receive from the sale of the securities offered by this prospectus and the accompanying prospectus supplement for general corporate purposes, which may include, among other things:

  repayment of debt;

  acquisitions;

  working capital;

  capital expenditures;

  research and development expenditures; and

  investments.

The precise amount and timing of the application of such proceeds will depend upon our funding requirements and the availability and cost of other capital. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness. Additional information on the use of net proceeds from the sale of securities covered by this prospectus may be set forth in the prospectus supplement relating to the specific offering.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratios of consolidated earnings to fixed charges for the periods indicated:

	Nine -Months	Year Ended December 31,
	Ended June 30,
	2009	2008	2007	2006	2005	2004
Ratio of earnings to fixed charges:	63.73	83.04	345.46	89.01	55.38	N/A

DESCRIPTION OF CAPITAL STOCK

Common Stock

We are authorized to issue up to 150,000,000 shares of common stock, $0.001 par value per share. As of November 11, 2009, we had 22,452,745 shares of common stock issued and outstanding. Each share of common stock entitles its record holder to one (1) vote per share. Holders of the Company’s common stock do not have cumulative voting, conversion, redemption rights or preemptive rights to acquire additional shares. The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors. We have never declared or paid cash dividends. Our board of directors does not anticipate declaring a dividend in the foreseeable future. Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating variable interest entities and other holdings and investments. In addition, our subsidiary, Oriental Intra-Asia Entertainment Limited, from time to time, may be subject to restrictions on its ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions.

Our common stock is listed on the Nasdaq Global Market under the symbol “CTFO.”

All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

Preferred Stock

We are authorized to issue 10,000,000 shares of preferred stock, par value $0.001 per share. No shares of preferred stock are currently outstanding. Our board of directors is authorized, subject to limits imposed by relevant Nevada laws, to issue shares of preferred stock in one or more classes or series within a class upon authority of the board without further stockholder approval. Any preferred stock issued in the future may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both. In addition, any such shares of preferred stock may have class or series voting rights.

Unless provided in a supplement to this prospectus, the shares of our preferred stock to be issued will have no preemptive rights. If preferred stock is offered by us, the prospectus supplement will describe the terms of the preferred stock, including the following if applicable to the particular offering:

  number of shares of preferred stock to be issued and the offering price of the preferred stock;

  the title and stated value of the preferred stock;

  dividend rights, including dividend rates, periods, or payment dates, or methods of calculation of dividends applicable to the preferred stock;

  the date from which distributions on the preferred stock shall accumulate, if applicable;

  right to convert the preferred stock into a different type of security;

  voting rights attributable to the preferred stock;

  rights and preferences upon our liquidation or winding up of our affairs;

  terms of redemption;

  the procedures for any auction and remarketing, if any, for the preferred stock;

  the provisions for a sinking fund, if any, for the preferred stock;

  any listing of the preferred stock on any securities exchange;

  the terms and conditions, if applicable, upon which the preferred stock will be convertible into our common stock, including the conversion price (or manner of calculation thereof);

  a discussion of federal income tax considerations applicable to the preferred stock;

  the relative ranking and preferences of the preferred stock as to distribution rights (including whether any liquidation preference as to the preferred stock will be treated as a liability for purposes of determining the availability of assets for distributions to holders of stock ranking junior to the shares of preferred stock as to distribution rights);

  any limitations on issuance of any series of preferred stock ranking senior to or on a parity with the series of preferred stock being offered as to distribution rights and rights upon the liquidation, dissolution or winding up or our affairs; and

  any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

If our board of directors decides to issue any preferred stock, it may discourage or make more difficult a merger, tender offer, business combination or proxy contest, assumption of control by a holder of a large block of our securities or the removal of incumbent management, even if these events were favorable to the interests of shareholders. Our board of directors, without shareholder approval, may issue preferred stock with voting and conversion rights and dividend and liquidation preferences which may adversely affect the holders of common stock.

Anti-takeover Effects of Our Articles of Incorporation and By-laws

Our articles of incorporation and bylaws contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of the Company or changing its board of directors and management. Our articles of incorporation provide that our board of directors may issue, without further stockholder approval, up to 10,000,000 shares of preferred stock, par value $0.001 per share, in one or more classes or series within a class. Any preferred stock issued in the future may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both. In addition, any such shares of preferred stock may have class or series voting rights. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock. According to our bylaws and articles of incorporation, neither the holders of the Company’s common stock nor the holders of the Company’s preferred stock have cumulative voting rights in the election of our directors. The combination of the present ownership by a few stockholders of a significant portion of the Company’s issued and outstanding common stock and lack of cumulative voting makes it more difficult for other stockholders to replace the Company’s board of directors or for a third party to obtain control of the Company by replacing its board of directors.

Anti-takeover Effects of Nevada Law

We are subject to the “business combination” provisions of Sections 78.411 to 78.444 of Nevada’s Combinations with Interested Stockholders statute. In general, such provisions prohibit a Nevada corporation with at least 200 stockholders from engaging in various “combination” transactions with any interested stockholder:

  for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status; or

  after the expiration of the three-year period, unless:

    the board of directors approved the transaction or the acquisition of shares prior to the attainment of interested status or the disinterested stockholders approve the transaction at a meeting not sooner than the expiration of the 3-year period; or (1) the consideration received by the disinterested stockholders is not less than the higher of (A) the highest price per share paid by the interested stockholder while holding 5% stockholder status and during the 3 years prior to (and inclusive of) announcement of the combination or the acquisition of the shares (whichever is higher), plus annually compounded interest from such date, less the amount of any dividends distributed (up an amount equal to the interest accrued), (B) the market price on the date of announcement of the combination or the acquisition of shares (whichever is higher), plus annually compounded interest from such date, less the amount of any dividends distributed (up an amount equal to the interest accrued), or (C) in the case of holders of preferred stock, the highest aggregate preferential liquidation and dividend amount to which such holders are entitled; and

    (2) the interested stockholder has not acquired additional shares in between becoming an interested stockholder and consummating a combination transaction other than (A) as part of becoming an interested stockholder, (B) by virtue of proportional adjustments or distributions by the corporation, (C) in a combination authorized under this statute or (D) at a price that, if paid in a permissible combination, would satisfy the requirements above.

With respect to a combination transaction proposed in good faith by an interested stockholder, the board of directors must respond within 30 days (or less if required by the Exchange Act) detailing its response and reasons. For a share purchase, if the board of directors does not respond affirmatively within 30 days (or less if required by the Exchange Act), it will be deemed to have disapproved of the purchase.

A “combination” is defined to include any of the following, in one transaction or a series of transactions, with an “interested stockholder”: (a) a merger or consolidation; (b) a commercial transaction having a value of at least 5% of the value of the assets or stock of the corporation or 10% of the net income of such corporation; (c) a transaction involving the direct or indirect issuance of shares by the corporation to the interested stockholders representing at least 5% of the aggregate market value of the outstanding shares (unless part of a transaction applying equally to all stockholders of the corporation); (d) a transaction involving the liquidation or dissolution of the corporation; (e) any reclassification, split or distribution of shares or issuance of new shares for a proportionately greater number of old shares, recapitalization, internal reorganization or any other transaction having the effect of increasing the interested stockholder’s interest; or (f) any transaction involving a loan, advance, guarantee or other financial benefit to an interested stockholder other than proportionately as a stockholder of the corporation.

In general, an “interested stockholder” is defined to mean a beneficial owner of at least 10% of the outstanding voting power or an affiliate of the corporation that has been a 10% beneficial owner within the preceding 3 years.. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire our company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Nevada’s Acquisition of Controlling Interest Statute (NRS Sections 78.378 -78.3793) applies only to Nevada corporations with at least 200 stockholders, including at least 100 stockholders of record who are Nevada residents, and which conduct business directly or indirectly in Nevada. As of the date of this prospectus, we do not believe we have 100 stockholders of record who are residents of Nevada, although there can be no assurance that in the future the Acquisition of Controlling Interest statute will not apply to us.

The Acquisition of Controlling Interest Statute generally provides that any person directly or indirectly acquiring a “controlling interest” in an “issuing corporation” obtains only those voting rights with respect to shares purchased within the 90-day period leading up to the attainment of “control” status as are approved by the disinterested stockholders of the corporation. A “controlling interest” is deemed to be the direct or indirect power to exercise at least 20% of the voting power of the stockholders in the election of directors. An “issuing corporation” is a Nevada corporation directly or indirectly doing business in Nevada with at least 200 stockholders, of which 100 must be stockholders of record and Nevada residents. An acquiring person may request a special meeting of the stockholders (the costs of which would be borne by such person) by delivering an “offeror’s statement” to the corporation or the matter will be submitted to a vote of the stockholders at their next special or annual meeting. An “offeror’s statement” must identify itself as such and include descriptions of the acquiror and its associates, the number and percentage of shares owned or intended to be acquired and, if applicable, the intended terms and means of acquisition of the shares.

An issuing corporation may adopt a provision, on or before the date 10 days following the control share acquisition, allowing the corporation to call for the redemption of an acquiring person’s shares (at their average acquisition price) if (a) the acquiring person fails to deliver an offeror’s statement within 10 days following acquisition of the controlling interest or (b) the offeror’s statement is delivered but the stockholders fail to confer full voting rights to the control shares.

On or before the 10th day following the control share acquisition, if (x) the control shares are conferred full voting rights by the stockholders, and (y) the acquiring person has obtained a majority or more of all voting power, any disinterested stockholder not voting in favor of conferring voting rights to the control shares may demand payment for his shares at a price not less than the average acquisition price. The board of directors must give notice and opportunity to elect to be bought out to all stockholders not voting in favor of the grant of full voting rights.

Transfer Agent

Our independent stock transfer agent is Interwest Transfer Company, Inc., located in 1981 E. Murray Holladay Road, Suite 100, Salt Lake City, Utah 84117. Their phone number is (801) 272-9294 and facsimile number is (801) 277-3147.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series. We may issue warrants independently or together with common stock, preferred stock and/or debt securities, and the warrants may be attached to or traded separate and apart from these securities. Each series of warrants will be issued under a warrant agreement all as set forth in the prospectus supplement. A copy of the form of warrant agreement, including any form of warrant certificates representing the warrants, reflecting the provisions to be included in the warrant agreements and/or warrant certificates that will be entered into with respect to particular offerings of warrants, will be filed as an exhibit to a Form 8-K to be incorporated into the registration statement of which this prospectus constitutes a part prior to the issuance of any warrants.

The applicable prospectus supplement or term sheet will describe the terms of the warrants offered thereby, any warrant agreement relating to such warrants and the warrant certificates, including but not limited to the following:

  the offering price or prices;

  the aggregate amount of securities that may be purchased upon exercise of such warrants and minimum number of warrants that are exercisable;

  the currency or currency units in which the offering price, if any, and the exercise price are payable;

  the number of securities, if any, with which such warrants are being offered and the number of such warrants being offered with each security;

  the date on and after which such warrants and the related securities, if any, will be transferable separately;

  the amount of securities purchasable upon exercise of each warrant and the price at which the securities may be purchased upon such exercise, and events or conditions under which the amount of securities may be subject to adjustment;

  the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

  the circumstances, if any, which will cause the warrants to be deemed to be automatically exercised;

  any material risk factors, if any, relating to such warrants;

  the identity of any warrant agent; and

  any other terms of such warrants (which shall not be inconsistent with the provisions of the warrant agreement).

Each warrant will entitle the holder to purchase a principal amount of common stock, preferred stock and/or debt securities at an exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement relating to those warrants. Warrants may be exercised at the times set forth in the prospectus supplement relating to such warrants. After the close of business on the expiration date (or any later date to which the expiration date may be extended by us), unexercised warrants will become void. Subject to any restrictions and additional requirements that may be set forth in the prospectus supplement relating thereto, warrants may be exercised by delivery to the Company or its warrant agent of the certificate evidencing the warrants properly completed and duly executed and of payment as provided in the prospectus supplement of the amount required to purchase the debt securities or shares of common stock, shares of preferred stock, or depositary shares purchasable upon such exercise. The exercise price will be the price applicable on the date of payment in full, as set forth in the prospectus supplement relating to the warrants. Upon receipt of the payment and the certificate representing the warrants to be exercised properly completed, duly executed and properly delivered as indicated in the prospectus supplement, we will, as soon as practicable, issue and deliver the debt securities or shares of common stock, shares of preferred stock, or depositary shares purchasable upon such exercise. If fewer than all of the warrants represented by that certificate are exercised, a new certificate will be issued for the remaining amount of warrants.

Prior to the exercise of any warrants, holders of such warrants will not have any rights of holders of the securities purchasable upon such exercise, including the right to receive payments of dividends, if any, on the securities purchasable upon such exercise, statutory appraisal rights or the right to vote such underlying securities.

Prospective purchasers of warrants should be aware that material U.S. federal income tax, accounting and other considerations may be applicable to instruments such as warrants.

DESCRIPTION OF DEBT SECURITIES

The following is a summary of the general terms of the debt securities that we may issue. We will file a prospectus supplement that may contain additional terms when we issue debt securities. The terms presented here, together with the terms in a related prospectus supplement, will be a description of the material terms of the debt securities. You should also read the indenture under which the debt securities are to be issued. We have filed a form of indenture governing different types of debt securities with the SEC as an exhibit to the registration statement of which this prospectus is a part. All capitalized terms have the meanings specified in the indenture.

We may issue, from time to time, debt securities, in one or more series, that will consist of senior debt, senior subordinated debt or subordinated debt. We refer to the subordinated debt securities and the senior subordinated debt securities together as the subordinated securities. The debt securities that we may offer will be issued under an indenture between us and an entity, identified in the applicable prospectus supplement, as trustee. Debt securities, whether senior, senior subordinated or subordinated, may be issued as convertible debt securities or exchangeable debt securities. The following is a summary of the material provisions of the indenture filed as an exhibit to the registration statement of which this prospectus is a part.

As you read this section, please remember that for each series of debt securities, the specific terms of your debt security as described in the applicable prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in the summary below. The statement we make in this section may not apply to your debt security.

General Terms of the Indenture

The indenture does not limit the amount of debt securities that we may issue. It provides that we may issue debt securities up to the principal amount that we may authorize and may be in any currency or currency unit that we may designate. We may, without the consent of the holders of any series, increase the principal amount of securities in that series in the future, on the same terms and conditions and with the same CUSIP numbers as that series. Except for the limitations on consolidation, merger and sale of all or substantially all of our assets contained in the indenture, the terms of the indenture do not contain any covenants or other provisions designed to give holders of any debt securities protection against changes in our operations, financial condition or transactions involving us.

We may issue the debt securities issued under the indenture as “discount securities,” which means they may be sold at a discount below their stated principal amount. These debt securities, as well as other debt securities that are not issued at a discount, may be issued with “original issue discount”, or OID, for U.S. federal income tax purposes because of interest payment and other characteristics. Material U.S. federal income tax considerations applicable to debt securities issued with original issue discount will be described in more detail in any applicable prospectus supplement.

The applicable prospectus supplement for a series of debt securities that we issue will describe, among other things, the following terms of the offered debt securities:

  the title and authorized denominations of the series of debt securities;

  any limit on the aggregate principal amount of the series of debt securities;

  whether such debt securities will be issued in fully registered form without coupons or in a form registered as to principal only with coupons or in bearer form with coupons;

  whether issued in the form of one or more global securities and whether all or a portion of the principal amount of the debt securities is represented thereby;

  the price or prices at which the debt securities will be issued;

  the date or dates on which principal is payable;

  the place or places where and the manner in which principal, premium or interest, if any, will be payable and the place or places where the debt securities may be presented for transfer and, if applicable, conversion or exchange;

  interest rates, and the dates from which interest, if any, will accrue, and the dates when interest is payable and the maturity;

  the right, if any, to extend the interest payment periods and the duration of the extensions;

  our rights or obligations to redeem or purchase the debt securities;

  any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem some or all of the debt securities;

  conversion or exchange provisions, if any, including conversion or exchange prices or rates and adjustments thereto;

  the currency or currencies of payment of principal or interest;

  the terms applicable to any debt securities issued at a discount from their stated principal amount;

  the terms, if any, under which any debt securities will rank junior to any of our other debt;

  whether and upon what terms the debt securities may be defeased, if different from the provisions set forth in the indenture;

  if the amount of payments of principal or interest is to be determined by reference to an index or formula, or based on a coin or currency other than that in which the debt securities are stated to be payable, the manner in which these amounts are determined and the calculation agent, if any, with respect thereto;

  the provisions, if any, relating to any collateral provided for the debt securities;

  if other than the entire principal amount of the debt securities when issued, the portion of the principal amount payable upon acceleration of maturity as a result of a default on our obligations;

  the events of default and covenants relating to the debt securities that are in addition to, modify or delete those described in this prospectus;

  the nature and terms of any security for any secured debt securities; and

  any other specific terms of any debt securities.

The applicable prospectus supplement will present material U.S. federal income tax considerations for holders of any debt securities and the securities exchange or quotation system on which any debt securities are to be listed or quoted.

Senior Debt Securities

Payment of the principal of, premium and interest, if any, on senior debt securities will rank on a parity with all of our other secured/unsecured and unsubordinated debt.

Senior Subordinated Debt Securities

Payment of the principal of, premium and interest, if any, on senior subordinated debt securities will be junior in right of payment to the prior payment in full of all of our unsubordinated debt, including senior debt securities and any credit facility. We will state in the applicable prospectus supplement relating to any senior subordinated debt securities the subordination terms of the securities as well as the aggregate amount of outstanding debt, as of the most recent practicable date, that by its terms would be senior to the senior subordinated debt securities. We will also state in such prospectus supplement limitations, if any, on issuance of additional senior debt.

Subordinated Debt Securities

Payment of the principal of, premium and interest, if any, on subordinated debt securities will be subordinated and junior in right of payment to the prior payment in full of all of our senior debt, including our senior debt securities and senior subordinated debt securities. We will state in the applicable prospectus supplement relating to any subordinated debt securities the subordination terms of the securities as well as the aggregate amount of outstanding indebtedness, as of the most recent practicable date, that by its terms would be senior to the subordinated debt securities. We will also state in such prospectus supplement limitations, if any, on issuance of additional senior indebtedness.

Conversion or Exchange Rights

Debt securities may be convertible into or exchangeable for other securities being registered in this registration statement, including, for example, shares of our equity securities. The terms and conditions of conversion or exchange will be stated in the applicable prospectus supplement. The terms will include, among others, the following:

  the conversion or exchange price;

  the conversion or exchange period;

  provisions regarding the ability of us or the holder to convert or exchange the debt securities;

  events requiring adjustment to the conversion or exchange price; and

  provisions affecting conversion or exchange in the event of our redemption of the debt securities.

Consolidation, Merger or Sale

We cannot consolidate or merge with or into, or transfer or lease all or substantially all of our assets to, any person, and we cannot permit any other person to consolidate with or merge into us, unless (1) we will be the continuing corporation or (2) the successor corporation or person to which our assets are transferred or leased is a corporation organized under the laws of the United States, any state of the United States or the District of Columbia and it expressly assumes our obligations under the debt securities and the indenture. In addition, we cannot complete such a transaction unless immediately after completing the transaction, no event of default under the indenture, and no event which, after notice or lapse of time or both, would become an event of default under the indenture, shall have occurred and be continuing. When the person to whom our assets are transferred or leased has assumed our obligations under the debt securities and the indenture, we shall be discharged from all our obligations under the debt securities and the indenture except in limited circumstances.

This covenant would not apply to any recapitalization transaction, a change of control of us or a highly leveraged transaction, unless the transaction or change of control were structured to include a merger or consolidation or transfer or lease of all or substantially all of our assets.

Events of Default

The term “Event of Default,” when used in the indenture, unless otherwise indicated, means any of the following:

  failure to pay interest for 30 days after the date payment is due and payable;

  failure to pay principal or premium, if any, on any debt security when due, either at maturity, upon any redemption, by declaration or otherwise;

  failure to make sinking fund payments when due;

  failure to perform other covenants for 60 days after notice that performance was required;

  events in bankruptcy, insolvency or reorganization relating to us; or

  any other Event of Default provided in the applicable officer’s certificate, resolution of our board of directors or the supplemental indenture under which we issue a series of debt securities.

An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the indenture.

If an Event of Default with respect to any series of senior debt securities occurs and is continuing, then either the trustee for such series or the holders of a majority in aggregate principal amount of the outstanding debt securities of such series, by notice in writing, may declare the principal amount of and interest on all of the debt securities of such series to be due and payable immediately; provided, however, unless otherwise provided in the applicable prospectus supplement, if such an Event of Default occurs and is continuing with respect to more than one series of senior debt securities under the indenture, the trustee for such series or the holders of a majority in aggregate principal amount of the outstanding debt securities of all such series of senior debt securities of equal ranking (or, if any of such senior debt securities are discount securities, such portion of the principal amount as may be specified in the terms of that series), voting as one class, may make such declaration of acceleration as to all series of such equal ranking and not the holders of the debt securities of any one of such series of senior debt securities.

If an Event of Default with respect to any series of subordinated securities occurs and is continuing, then either the trustee for such series or the holders of a majority in aggregate principal amount of the outstanding debt securities of such series, by notice in writing, may declare the principal amount of and interest on all of the debt securities of such series to be due and payable immediately; provided, however, unless otherwise provided in the applicable prospectus supplement, if such an Event of Default occurs and is continuing with respect to more than one series of subordinated securities under the indenture, the trustee for such series or the holders of a majority in aggregate principal amount of the outstanding debt securities of all such series of subordinated securities of equal ranking (or, if any of such subordinated securities are discount securities, such portion of the principal amount as may be specified in the terms of that series), voting as one class, may make such declaration of acceleration as to all series of equal ranking and not the holders of the debt securities of any one of such series of subordinated securities. The holders of not less than a majority in aggregate principal amount of the debt securities of all affected series of equal ranking may, after satisfying certain conditions, rescind and annul any of the above-described declarations and consequences involving such series.

If an Event of Default relating to events in bankruptcy, insolvency or reorganization of us occurs and is continuing, then the principal amount of all of the debt securities outstanding, and any accrued interest, will automatically become due and payable immediately, without any declaration or other act by the trustee or any holder.

The indenture imposes limitations on suits brought by holders of debt securities against us. Except for actions for payment of overdue principal or interest, no holder of debt securities of any series may institute any action against us under the indenture unless:

  the holder has previously given to the trustee written notice of default and continuance of such default;

  the holders of not less than a majority in principal amount of the outstanding debt securities of the affected series of equal ranking have requested that the trustee institute the action;

  the requesting holders have offered the trustee reasonable indemnity for expenses and liabilities that may be incurred by bringing the action;

  the trustee has not instituted the action within 60 days of the request; and

  the trustee has not received inconsistent direction by the holders of a majority in principal amount of the outstanding debt securities of the affected series of equal ranking.

We will be required to file annually with the trustee a certificate, signed by one of our officers, stating whether or not the officer knows of any default by us in the performance, observance or fulfillment of any condition or covenant of the indenture.

Registered Global Securities and Book Entry System

The debt securities of a series may be issued in whole or in part in book-entry form and may be represented by one or more fully registered global securities or in unregistered form with or without coupons. We will deposit any registered global securities with a depositary or with a nominee for a depositary identified in the applicable prospectus supplement and registered in the name of such depositary or nominee. In such case, we will issue one or more registered global securities denominated in an amount equal to the aggregate principal amount of all of the debt securities of the series to be issued and represented by such registered global security or securities. This means that we will not issue certificates to each holder.

Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a registered global security may not be transferred except as a whole:

   by the depositary for such registered global security to its nominee;

  by a nominee of the depositary to the depositary or another nominee of the depositary; or

  by the depositary or its nominee to a successor of the depositary or a nominee of the successor.

The prospectus supplement relating to a series of debt securities will describe the specific terms of the depositary arrangement involving any portion of the series represented by a registered global security. We anticipate that the following provisions will apply to all depositary arrangements for registered debt securities:

  ownership of beneficial interests in a registered global security will be limited to persons that have accounts with the depositary for such registered global security, these persons being referred to as “participants,” or persons that may hold interests through participants;

  upon the issuance of a registered global security, the depositary for the registered global security will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the debt securities represented by the registered global security beneficially owned by the participants;

  any dealers, underwriters, or agents participating in the distribution of the debt securities represented by a registered global security will designate the accounts to be credited; and

  ownership of beneficial interest in such registered global security will be shown on, and the transfer of such ownership interest will be effected only through, records maintained by the depositary for such registered global security for interests of participants, and on the records of participants for interests of persons holding through participants.

The laws of some states may require that specified purchasers of securities take physical delivery of the securities in definitive form. These laws may limit the ability of those persons to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary for a registered global security, or its nominee, is the registered owner of such registered global security, the depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the indenture. Except as stated below, owners of beneficial interests in a registered global security:

  will not be entitled to have the debt securities represented by a registered global security registered in their names;

  will not receive or be entitled to receive physical delivery of the debt securities in the definitive form; and

  will not be considered the owners or holders of the debt securities under the relevant indenture.

Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if the person is not a participant, on the procedures of a participant through which the person owns its interest, to exercise any rights of a holder under the indenture.

We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through the participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.

We will make payments of principal and premium, if any, and interest, if any, on debt securities represented by a registered global security registered in the name of a depositary or its nominee to the depositary or its nominee, as the case may be, as the registered owners of the registered global security. None of us, the trustee or any other agent of ours or the trustee will be responsible or liable for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We expect that the depositary for any debt securities represented by a registered global security, upon receipt of any payments of principal and premium, if any, and interest, if any, in respect of the registered global security, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary. We also expect that standing customer instructions and customary practices will govern payments by participants to owners of beneficial interests in the registered global security held through the participants, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name.” We also expect that any of these payments will be the responsibility of the participants.

If the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary or stops being a clearing agency registered under the Exchange Act, we will appoint an eligible successor depositary. If we fail to appoint an eligible successor depositary within 90 days, we will issue the debt securities in definitive form in exchange for the registered global security. In addition, we may at any time and in our sole discretion decide not to have any of the debt securities of a series represented by one or more registered global securities. In that event, we will issue debt securities of the series in a definitive form in exchange for all of the registered global securities representing the debt securities. The trustee will register any debt securities issued in definitive form in exchange for a registered global security in the name or names as the depositary, based upon instructions from its participants, shall instruct the trustee.

We may also issue bearer debt securities of a series in the form of one or more global securities, referred to as “bearer global securities.” The prospectus supplement relating to a series of debt securities represented by a bearer global security will describe the applicable terms and procedures. These will include the specific terms of the depositary arrangement and any specific procedures for the issuance of debt securities in definitive form in exchange for a bearer global security, in proportion to the series represented by a bearer global security.

Discharge, Defeasance and Covenant Defeasance

We can discharge or decrease our obligations under the indenture as stated below.

We may discharge obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that have either become due and payable or are by their terms to become due and payable, or are scheduled for redemption, within sixty (60) days. We may effect a discharge by irrevocably depositing with the trustee cash or U.S. government obligations, as trust funds, in an amount certified to be enough to pay when due, whether at maturity, upon redemption or otherwise, the principal of, premium and interest, if any, on the debt securities and any mandatory sinking fund payments.

Unless otherwise provided in the applicable prospectus supplement, we may also discharge any and all of our obligations to holders of any series of debt securities at any time, which we refer to as defeasance. We may also be released from the obligations imposed by any covenants of any outstanding series of debt securities and provisions of the indenture, and we may omit to comply with those covenants without creating an event of default under the trust declaration, which we refer to as covenant defeasance. We may effect defeasance and covenant defeasance only if, among other things:

  we irrevocably deposit with the trustee cash or U.S. government obligations, as trust funds, in an amount certified to be enough to pay at maturity, or upon redemption, the principal, premium and interest, if any, on all outstanding debt securities of the series;

  we deliver to the trustee an opinion of counsel from a nationally recognized law firm to the effect that the holders of the series of debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance and that defeasance or covenant defeasance will not otherwise alter the holders’ U.S. federal income tax treatment of principal, premium and interest, if any, payments on the series of debt securities; and

  in the case of subordinated debt securities, no event or condition shall exist that, based on the subordination provisions applicable to the series, would prevent us from making payments of principal of, premium and interest, if any, on any of the applicable subordinated debt securities at the date of the irrevocable deposit referred to above or at any time during the period ending on the 91st day after the deposit date.

In the case of a defeasance by us, the opinion we deliver must be based on a ruling of the Internal Revenue Service issued, or a change in U.S. federal income tax law occurring, after the date of the indenture, since such a result would not occur under the U.S. federal income tax laws in effect on such date.

Although we may discharge or decrease our obligations under the indenture as described in the two preceding paragraphs, we may not avoid, among other things, our duty to register the transfer or exchange of any series of debt securities, to replace any temporary, mutilated, destroyed, lost or stolen series of debt securities or to maintain an office or agency in respect of any series of debt securities.

Modification of the Indenture

The indenture provides that we and the trustee may enter into supplemental indentures without the consent of the holders of debt securities to:

  secure any debt securities and provide the terms and conditions for the release or substitution of the security;

  evidence the assumption by a successor corporation of our obligations;

  add covenants for the protection of the holders of debt securities;

  add any additional events of default;

  cure any ambiguity or correct any inconsistency or defect in the indenture;

  add to, change or eliminate any of the provisions of the indenture in a manner that will become effective only when there is no outstanding debt security which is entitled to the benefit of the provision as to which the modification would apply;

  establish the forms or terms of debt securities of any series;

  eliminate any conflict between the terms of the indenture and the Trust Indenture Act of 1939;

  evidence and provide for the acceptance of appointment by a successor trustee and add to or change any of the provisions of the indenture as is necessary for the administration of the trusts by more than one trustee; and

  make any other provisions with respect to matters or questions arising under the indenture that will not be inconsistent with any provision of the indenture as long as the new provisions do not adversely affect the interests of the holders of any outstanding debt securities of any series created prior to the modification.

The indenture also provides that we and the trustee may, with the consent of the holders of not less than a majority in aggregate principal amount of debt securities of all series of senior debt securities or of Subordinated Securities of equal ranking, as the case may be, then outstanding and affected, voting as one class, add any provisions to, or change in any manner, eliminate or modify in any way the provisions of, the indenture or modify in any manner the rights of the holders of the debt securities. We and the trustee may not, however, without the consent of the holder of each outstanding debt security affected thereby:

  extend the final maturity of any debt security;

  reduce the principal amount or premium, if any;

  reduce the rate or extend the time of payment of interest;

  reduce any amount payable on redemption or impair or affect any right of redemption at the option of the holder of the debt security;

  change the currency in which the principal, premium or interest, if any, is payable;

  reduce the amount of the principal of any debt security issued with an original issue discount that is payable upon acceleration or provable in bankruptcy;

  alter provisions of the relevant indenture relating to the debt securities not denominated in U.S. dollars;

  impair the right to institute suit for the enforcement of any payment on any debt security when due;

  if applicable, adversely affect the right of a holder to convert or exchange a debt security; or

  reduce the percentage of holders of debt securities of any series whose consent is required for any modification of the indenture.

The indenture provides that the holders of not less than a majority in aggregate principal amount of the then outstanding debt securities of any and all affected series of equal ranking, by notice to the relevant trustee, may on behalf of the holders of the debt securities of any and all such series of equal ranking waive any default and its consequences under the indenture except:

  a continuing default in the payment of interest on, premium, if any, or principal of, any such debt security held by a non-consenting holder; or

  a default in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security of each series affected.

Concerning the Trustee

The indenture provides that there may be more than one trustee under the indenture, each for one or more series of debt securities. If there are different trustees for different series of debt securities, each trustee will be a trustee of a trust under the indenture separate and apart from the trust administered by any other trustee under that indenture.

Except as otherwise indicated in this prospectus or any prospectus supplement, any action permitted to be taken by a trustee may be taken by such trustee only on the one or more series of debt securities for which it is the trustee under the indenture. Any trustee under the indenture may resign or be removed from one or more series of debt securities. All payments of principal of, premium and interest, if any, on, and all registration, transfer, exchange, authentication and delivery of, the debt securities of a series will be effected by the trustee for that series at an office designated by the trustee.

If the trustee becomes a creditor of ours, the indenture places limitations on the right of the trustee to obtain payment of claims or to realize on property received in respect of any such claim as security or otherwise. The trustee may engage in other transactions. If it acquires any conflicting interest relating to any duties concerning the debt securities, however, it must eliminate the conflict or resign as trustee.

The holders of a majority in aggregate principal amount of any and all affected series of debt securities of equal ranking then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee concerning the applicable series of debt securities, provided that the direction:

  would not conflict with any rule of law or with the relevant indenture;

  would not be unduly prejudicial to the rights of another holder of the debt securities;

  and would not involve any trustee in personal liability.

The indenture provides that in case an Event of Default shall occur, not be cured and be known to any trustee, the trustee must use the same degree of care as a prudent person would use in the conduct of his or her own affairs in the exercise of the trustee’s power. The trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities, unless they shall have offered to the trustee security and indemnity satisfactory to the trustee.

No Individual Liability of Incorporators, Stockholders, Officers or Directors

The indenture provides that in case an Event of Default shall occur, not be cured and be known to any trustee, the trustee must use the same degree of care as a prudent person would use in the conduct of his or her own affairs in the exercise of the trustee’s power. The trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities, unless they shall have offered to the trustee security and indemnity satisfactory to the trustee.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF UNITS

We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The applicable prospectus supplement may describe:

  the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

  any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

  any additional terms of the governing unit agreement.

The applicable prospectus supplement will describe the terms of any units. The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus in any one or more of the following ways from time to time:

  directly to investors, including through a specific bidding, auction or other process;

  to investors through agents;

  directly to agents;

  to or through brokers or dealers;

  to the public through underwriting syndicates led by one or more managing underwriters;

  to one or more underwriters acting alone for resale to investors or to the public; and

  through a combination of any such methods of sale.

We may also sell and distribute the securities offered by this prospectus from time to time in one or more transactions, including in “at the market offerings” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise. We may sell our securities through a rights offering, forward contracts or similar arrangements.

The accompanying prospectus supplement will set forth the terms of the offering and the method of distribution and will identify any firms acting as underwriters, dealers or agents in connection with the offering, including:

  the name or names of any underwriters, dealers or agents;

  the purchase price of the securities and the proceeds to us from the sale;

  any over-allotment options under which underwriters may purchase additional securities from us;

  any underwriting discounts and other items constituting compensation to underwriters, dealers or agents;

  any public offering price;

  any discounts or concessions allowed or reallowed or paid to dealers; and

  any securities exchange or market on which the securities offered in the prospectus supplement may be listed.

Only those underwriters identified in such prospectus supplement are deemed to be underwriters in connection with the securities offered in the prospectus supplement. Any underwritten offering may be on a best efforts or a firm commitment basis.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at varying prices determined at the time of sale, or at prices determined as the applicable prospectus supplement specifies. The securities may be sold through a rights offering, forward contracts or similar arrangements. In any distribution of subscription rights to stockholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

In connection with the sale of the securities, underwriters, dealers or agents may be deemed to have received compensation from us in the form of underwriting discounts or commissions and also may receive commissions from securities purchasers for whom they may act as agent. Underwriters may sell the securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

We will provide in the applicable prospectus supplement information regarding any underwriting discounts or other compensation that we pay to underwriters or agents in connection with the securities offering, and any discounts, concessions or commissions which underwriters allow to dealers. Underwriters, dealers and agents participating in the securities distribution may be deemed to be underwriters, and any discounts and commissions they receive and any profit they realize on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

Unless otherwise specified in the related prospectus supplement, each series of securities will be a new issue with no established trading market, other than shares of common stock, which are listed on the Nasdaq Global Market. Any common stock sold pursuant to a prospectus supplement will be listed on the Nasdaq Global Market, subject to official notice of issuance. We may elect to list any series of debt securities or preferred stock, on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of, or the trading market for, any offered securities.

In connection with an offering, the underwriters may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales.

Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress. The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions. These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the securities. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. Underwriters may engage in overallotment. If any underwriters create a short position in the securities in an offering in which they sell more securities than are set forth on the cover page of the applicable prospectus supplement, the underwriters may reduce that short position by purchasing the securities in the open market.

Underwriters, dealers or agents that participate in the offer of securities, or their affiliates or associates, may have engaged or engage in transactions with and perform services for, us or our affiliates in the ordinary course of business for which they may have received or receive customary fees and reimbursement of expenses.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Holland & Hart LLP, except for the enforceability of the Company’s obligations pursuant to the Debt Securities, which will be passed upon for us by Pillsbury Winthrop Shaw Pittman LLP.

EXPERTS

The consolidated financial statements of China TransInfo Technology Corp. and its subsidiaries incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 have been audited by Simon & Edward, LLP, an independent registered public accounting firm, as stated in their report, which is incorporated by reference herein and is included in reliance upon such report given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy materials that we have filed with the SEC at the following SEC public reference room:

     100 F. Street N.E.
Room 1580
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

The SEC also maintains an internet website, at http://www.sec.gov, that contains our filed reports, proxy and information statements and other information that we file electronically with the SEC. Additionally, we make these filings available, free of charge, on our website at www.chinatransinfo.com as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information on our website, other than these filings, is not, and should not be, considered part of this prospectus and is not incorporated by reference into this document.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information that we have filed with the SEC, which means that we can disclose important information to you by referring you to those documents. Any information that we file subsequently with the SEC will automatically update this prospectus. We incorporate by reference into this prospectus the information contained in the documents listed below, which is considered to be a part of this prospectus:

  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed March 25, 2009;

  Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009, filed on May 12, 2009;

  Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2009, filed on August 13, 2009;

  Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2009, filed on November 13, 2009;

  Our Current Report on Form 8-K, filed with the SEC on February 6, 2009;

  Our Current Report on Form 8-K, filed with the SEC on June 3, 2009;

  Our Current Report on Form 8-K, filed with the SEC on September 14, 2009; and

  The description of our common stock, $0.001 par value per share, contained in our Registration Statement on Form 8-A, filed on July 24, 2008 pursuant to Section 12(b) of the Exchange Act.

All documents that we file after the date of this prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering, are incorporated by reference into this prospectus and will automatically update information in this prospectus; provided, however, that notwithstanding the forgoing, unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus. The information contained in any such filing will be deemed to be a part of this prospectus, commencing on the date on which the document is filed.

You may request a copy of these reports, which we will provide to you at no cost, by writing or calling us at our mailing address and telephone number: China TransInfo Technology Corp., 07 Floor E-Wing Center, No. 113 Zhichunlu, Haidian District, Beijing, China 100086, Attn: Investor Relations, telephone: (86) 10-82671299.

1,564,945 Shares

CHINA TRANSINFO TECHNOLOGY CORP.

Common Stock

PROSPECTUS SUPPLEMENT
February 23, 2010